iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release	(212) 930-9400

COMPANY CONTACTS	[NYSE: SFI]

Catherine D. Rice	Andrew C. Richardson	Heather A. Rauch
Chief Financial Officer	Executive Vice President – Capital Markets	Analyst – Investor Relations

iStar Financial Announces Record Second Quarter Results

•                  Adjusted earnings per diluted common share increases to $0.87 for second quarter 2004.

•                  New financing activity during second quarter totals $742.0 million in 17 separate transactions.

•                  First mortgage and first mortgage participation transactions comprise 74.8% of second quarter financing commitments.

•                  Cumulative repeat customer volume now exceeds $6 billion.

NEW YORK – July 22, 2004 – iStar Financial Inc. (NYSE: SFI) reported that adjusted earnings for the quarter ended June 30, 2004 were $0.87 per diluted common share, up from $0.80 per diluted common share for the quarter ended June 30, 2003. Adjusted earnings allocable to common shareholders for second quarter 2004 were $97.3 million on a diluted basis, compared to $81.8 million for second quarter 2003. Adjusted earnings represents net income computed in accordance with GAAP, adjusted for joint venture income, preferred dividends, depreciation, amortization and gain (loss) from discontinued operations.

Net income allocable to common shareholders for the second quarter was $71.3 million, or $0.64 per diluted common share, compared with $60.0 million, or $0.59 per diluted common share, in the second quarter of 2003. Please see the financial tables which follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

Net investment income for the quarter ended June 30, 2004 increased to a record $105.4 million, up 23.0% from $85.7 million for the second quarter of 2003. Net investment income represents interest income, operating lease income and equity in earnings from joint ventures and unconsolidated subsidiaries, less interest expense and operating costs for corporate tenant lease assets and loss on early extinguishment of debt, in each case as computed in accordance with GAAP.

For the quarter ended June 30, 2004, iStar Financial generated returns on average book assets and average common book equity of 5.9% and 19.9%, respectively, while leverage was 1.8x debt to book equity plus accumulated depreciation and loan loss reserves, all as determined in accordance with GAAP.

iStar Financial announced that during the second quarter, it closed 17 new financing commitments for a total of $742.0 million, of which $614.3 million was funded during the quarter. In addition, the Company funded $68.6 million under 16 pre-existing commitments and received $394.2 million in principal repayments. The Company’s recent transactions continue to reflect its core business strategy of originating custom-tailored financing transactions for leading corporations and private owners of high-quality commercial real estate assets across the United States.

Jay Sugarman, iStar Financial’s chairman and chief executive officer, stated, “During the first six months of 2004, we closed a record $1.7 billion of financing commitments, continuing to lead the commercial real estate finance markets in providing customized and flexible capital to high-end private and corporate owners of real estate. Our eleven year track record of consistently serving our customers with a higher level of expertise and integrity and providing one-call responsiveness throughout the relationship has earned iStar Financial broad recognition as the leading franchise in this market.”

Mr. Sugarman continued, “As we discussed last quarter, the commercial real estate sector is experiencing large capital inflows for several reasons, including anticipated continued improvement in macroeconomic and commercial real estate fundamentals, the very strong credit performance of real estate finance through the recent economic recession, and the lack of attractive alternative investment opportunities in other sectors.  In our view, this capital is starting to become overly aggressive in certain markets. Since our investment philosophy has always been to invest our capital where returns are most attractive, we will seek to take capital out of mispriced markets either by negotiating the early repayment of loans, together with significant prepayment penalties, or by selective sales of non-core sale/leaseback facilities.  Because of our leading franchise position and large footprint in most major markets in the U.S., we continue to find attractive opportunities to invest our capital; however, as in the year 2000, asset growth may temporarily slow as we take capital out of what we believe to be overheated markets.”

-more-

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net investment income (1)	$105,353	$85,679	$198,469	$171,580
Other income	9,910	8,440	21,851	12,769
Non- interest expense (2)	(32,242)	(25,112)	(172,185)	(48,396)
Net income before minority interest	$83,021	$69,007	$48,135	$135,953

Minority interest in consolidated entities	(128)	(40)	(261)	(79)
Income from discontinued operations	126	779	(107)	1,561
Gain from discontinued operations	—	—	136	264
Preferred dividend requirements (3)	(10,580)	(9,227)	(30,180)	(18,454)
Net income allocable to common shareholders and HPU holders (4)	$72,439	$60,519	$17,723	$119,245

(1)          Net investment income for the six months ended June 30, 2004 includes an $11.5 million charge relating to redemption of $110 million of the Company’s 8.75% Senior Notes due 2008.

(2)          Non-interest expense for the six months ended June 30, 2004 includes the Q1’04 CEO, CFO and ACRE Partners compensation charges of $106.9 million.

(3)          Preferred dividend requirements for the six months ended June 30, 2004 includes $9.0 million related to the redemption of the Company’s 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock.

(4)          HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

	As of June 30, 2004	As of December 31, 2003
	(unaudited)

Loans and other lending investments, net	$4,255,005	$3,702,674
Corporate tenant lease assets, net	2,854,967	2,535,885
Total assets	7,606,431	6,660,590
Debt obligations	4,942,568	4,113,732
Total liabilities	5,099,955	4,240,256
Total shareholders’ equity	2,493,904	2,415,228

Transaction Volume

In the second quarter of 2004, iStar Financial generated $742.0 million in new financing commitments in 17 separate transactions. The Company also funded an additional $68.6 million under 16 pre-existing financing commitments and received $394.2 million in loan repayments. Of the Company’s second quarter financing commitments, 74.8% represented first mortgage and first mortgage participation transactions.

During the quarter, the weighted average first dollar and last dollar loan-to-value ratio on new loan commitments was 18.6% and 66.5%, respectively. This ratio represents the average beginning and ending points for the Company’s lending exposure in the aggregate capitalization of the underlying properties or companies it finances. Cumulative repeat customer transactions total $6.1 billion as of June 30, 2004.

Mr. Sugarman commented, “This quarter we committed over $742.0 million of capital in a record 17 transactions demonstrating the strength of our franchise.  Increasingly, high-end real estate owners are seeing the value that a flexible balance sheet lender brings to their investments. For the first six months of 2004, we have grown our net assets by $868.5 million, increasing diversification in our nearly $8 billion asset base and building a secure foundation for future growth.”

Capital Markets

On July 20, 2004, iStar Financial completed a one-year extension of its $500 million secured revolving credit facility which had an effective maturity date in August 2004. As part of the extension, total capacity under the facility was reduced to $350 million and pricing for certain collateral types was reduced.  Pro forma for the extension, iStar Financial has $2.7 billion of committed credit capacity under its credit facilities, and had $1.1 billion outstanding under its facilities at June 30, 2004.

Catherine D. Rice, iStar Financial’s chief financial officer, stated, “This quarter we made significant progress in transitioning our short and intermediate debt capital sources from secured to unsecured.  With the previously-announced completion of an $850 million unsecured credit facility in April, we focused on reducing excess capacity in our secured credit lines. We are funding all of our new origination volume with the unsecured facility and excess working capital while maintaining a prudent level of secured capacity as a backup source of debt capital in the event there are disruptions in the corporate credit markets.”

Ms. Rice continued, “By funding new originations on an unsecured basis, we are no longer sharing proprietary information about our investments with our secured lenders. This enables us to more effectively protect intellectual capital from those lenders with whom we compete in certain markets. In addition, our unencumbered asset base is now $4.6 billion, nearly three times larger than the unencumbered base at the beginning of fourth quarter 2003 when we began our transition from secured to unsecured debt funding.”

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases.  Before giving effect to the $127.4 million of first quarter compensation, senior notes and preferred stock redemption charges, the Company reiterates its previously-communicated diluted adjusted earning per share guidance for fiscal year 2004 of $3.40-$3.48 and expects diluted earnings per share of $2.50-$2.60. iStar Financial also expects diluted adjusted and earnings per share for third quarter 2004 of $0.86-$0.88 and $0.63-$0.66, respectively. After giving effect to the first quarter $127.4 million compensation, senior notes and preferred stock redemption charges, iStar Financial expects diluted adjusted and earnings per share of $2.30-$2.38 and $1.40-$1.50 for full year 2004, respectively.

Ms. Rice commented, “There continues to be a large supply of inexpensive capital in the commercial real estate markets, and we consequently expect to generate a higher level of prepayments for the remainder of 2004 if the capital markets environment remains the same.  We therefore are forecasting minimal to no net asset growth for the third quarter and are taking advantage of this environment by selectively marketing non-core sale/leaseback assets.  Funds for additional prepayments will come from initial public offerings, asset sales and refinancings. In several cases, our borrowers will owe us substantial prepayment penalties resulting in higher other income offsetting reduced interest income from the repayments. Fourth quarter net asset growth outlook will be largely dependent upon what we see during the next few months.  We will continue to be selective in the transactions that we do, and will maintain lots of “dry powder” for the period when current market excesses will inevitably be reversed.”

Ms. Rice continued, “Our conservative investment discipline and match funding policies are hallmarks of our Company. This has enabled iStar Financial to consistently deliver strong returns to its shareholders and to insulate earnings as much as possible from changes in short- and long-term interest rates. At June 30, 2004, a 100 basis point increase in interest rates would decrease our adjusted earnings by just 1.25% and the weighted average maturity of our assets and liabilities was 6.4 years and 5.3 years, respectively.”

As of June 30, 2004, the Company’s loan portfolio consisted of 66% floating rate and 34% fixed rate loans. Approximately 60% of the Company’s floating rate loans have LIBOR floors with a weighted average LIBOR floor of 1.93%. The weighted average GAAP LIBOR margin, inclusive of LIBOR floors, was 5.57%. The weighted average GAAP margin of the Company’s fixed rate loans was 8.26% on a term-adjusted basis.

Risk Management

At June 30, 2004, first mortgages, participations in first mortgages, corporate tenant leases and corporate financing transactions collectively comprised 90.4% of the Company’s asset base. The weighted average first and last dollar loan-to-value ratio for all structured finance assets (senior and junior loans) was 23.7% and 67.3%, respectively. As of June 30, 2004 the weighted average debt service coverage for all structured finance assets, based on either actual cash flow or trailing 12-month cash flow through March 31, 2004, was 2.0x.

At quarter end, the Company’s corporate tenant lease assets were 95.3% leased with a weighted average remaining lease term of 10.9 years. Corporate tenant lease expirations for the remainder of 2004 represent 1.4% of annualized total revenue for second quarter 2004. At quarter end, 77.2% of the Company’s corporate lease customers were public companies (or subsidiaries of public companies).

At June 30, 2004, the weighted average risk ratings of the Company’s structured finance assets was 2.59 for risk of principal loss, compared to last quarter’s rating of 2.62, and 3.15 for performance compared to original underwriting, compared to last quarter’s rating of 3.16. The weighted average risk rating for corporate tenant lease assets was 2.50 at the end of the second quarter, an improvement from the prior quarter’s rating of 2.52.

At quarter end, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 6.18% of the gross book value of the Company’s loans. In addition, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 9.81% of the gross book value of the Company’s corporate tenant lease assets at quarter end. At June 30, 2004, the Company’s non-accrual assets represented 0.36% of total assets, compared to 0.55% at March 31, 2004.  At June 30 2004, watch list assets represented 1.00% of total assets, compared to 1.59% at March 31, 2004.

Timothy J. O’Connor, iStar Financial’s chief operating officer, stated, “The credit quality of our asset base remains strong and we continue to see improving leasing activity in most markets.  We are taking advantage of aggressively priced commercial real estate capital to selectively sell some non-strategic assets in our sale/leaseback portfolio and redeploy the proceeds into more attractive investment opportunities.”

Other Developments

On July 1, 2004, iStar Financial declared a regular quarterly cash dividend of $0.6975 per common share for the quarter ended June 30, 2004.  The second quarter 2004 dividend is payable on July 29, 2004 to holders of record on July 15, 2004.

*                                              *                                              *

iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing the highest quality financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, July 22, 2004. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “investor relations” section. To listen to the live call, please go to the website’s “investor relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Financial Tables to Follow

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Interest income	$92,195	$74,079	$175,252	$147,506
Operating lease income	79,985	65,584	154,413	129,748
Other income	9,910	8,440	21,851	12,769
Total revenue	182,090	148,103	351,516	290,023

Costs and expenses:
Interest expense	59,121	50,191	111,687	98,171
Operating costs - corporate tenant lease assets	5,845	3,693	11,724	7,345
Depreciation and amortization	17,163	13,458	33,206	26,488
General and administrative	12,511	9,038	25,870	16,719
General and administrative - stock-based compensation expense	568	866	108,109	1,689
Provision for loan losses	2,000	1,750	5,000	3,500
Loss on early extinguishment of debt	1,006	—	13,178	—
Total costs and expenses	98,214	78,996	308,774	153,912

Net income before other items	83,876	69,107	42,742	136,111
Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries	(855)	(100)	5,393	(158)
Minority interest in consolidated entities	(128)	(40)	(261)	(79)
Income (loss) from discontinued operations	126	779	(107)	1,561
Gain from discontinued operations	—	—	136	264
Net income	83,019	69,746	47,903	137,699

Preferred dividends	(10,580)	(9,227)	(30,180)	(18,454)

Net income allocable to common shareholders and HPU holders	$72,439	$60,519	$17,723	$119,245

Net income per common share:
Basic (1)	$0.64	$0.60	$0.16	$1.20
Diluted (2) (3)	$0.64	$0.59	$0.16	$1.16

Weighted average common shares outstanding:
Basic	110,695	99,445	109,081	98,784
Diluted	112,246	102,389	109,793	101,647

(1)          For the three months ended June 30, 2004, and June 30, 2003, excludes $1,163 and $494 of net income allocable to HPU holders, respectively. For the six months ended June 30, 2004 and June 30, 2003, excludes $259 and $979 of net income allocable to HPU holders, respectively.

(2)          For the three months ended June 30, 2004 and June 30, 2003, excludes $1,148 and $481 of net income allocable to HPU holders, respectively. For the six months ended June 30, 2004 and June 30, 2003, excludes $243 and $952 of net income allocable to HPU holders, respectively.

(3)          For the three months ended June 30, 2004 and June 30, 2003, includes $41 and $40 of joint venture income, respectively. For the six months ended June 30, 2004 and June 30, 2003, includes $41 and $79 of joint venture income, respectively.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

ADJUSTED EARNINGS: (1)
Net income (2)	$83,019	$69,746	$47,903	$137,699
Add: Joint venture income	41	251	41	500
Add: Depreciation	17,081	13,711	33,019	26,983
Add: Joint venture depreciation and amortization	490	982	2,022	1,994
Add: Amortization	8,859	6,957	19,171	13,408
Less: Preferred dividends (3)	(10,580)	(9,227)	(30,180)	(18,454)
Less: Gain from discontinued operations	—	—	(136)	(264)
Adjusted earnings allocable to common shareholders and HPU holders:
Basic	$98,869	$82,169	$71,799	$161,366
Diluted	$98,910	$82,420	$71,840	$161,866

Adjusted earnings per common share:
Basic: (4)	$0.88	$0.82	$0.65	$1.62
Diluted: (5)	$0.87	$0.80	$0.64	$1.58

Weighted average common shares outstanding:
Basic	110,695	99,445	109,081	98,784
Diluted	112,246	102,687	109,793	101,945

Common shares outstanding at end of period:
Basic	111,167	100,300	111,167	100,300
Diluted	113,019	103,541	113,019	103,541

(1)          Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2)          For the six months ended June 30, 2004, includes the Q1’04 CEO, CFO, and ACRE Partners compensation charges of $106.9 million and the 8.75% Senior Notes due 2008 redemption charge of $11.5 million.

(3)          For the six months ended June 30, 2004, includes $9.0 million relating to redemption of the 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock in Q1’04.

(4)          For the three months ended June 30, 2004 and June 30, 2003, excludes $1,588 and $671 of net income allocable to HPU holders, respectively.  For the six months ended June 30, 2004 and June 30, 2003, excludes $1,140 and $1,324 of net income allocable to HPU holders, respectively.

(5)          For the three months ended June 30, 2004 and June 30, 2003, excludes $1,567 and $652 of net income allocable to HPU holders, respectively. For the six months ended June 30, 2004 and June 30, 2004 and June 30, 2003, excludes $1,119 and 1,288 of net income allocable to HPU holders, respectively.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of June 30, 2004	As of December 31, 2003
	(unaudited)

ASSETS

Loans and other lending investments, net	$4,255,005	$3,702,674
Corporate tenant lease assets, net	2,854,967	2,535,885
Investments in and advances to joint ventures and unconsolidated subsidiaries	18,380	25,019
Assets held for sale	51,692	24,800
Cash and cash equivalents	96,073	80,090
Restricted cash	82,625	57,665
Accrued interest and operating lease income receivable	26,689	26,076
Deferred operating lease income receivable	63,412	51,447
Deferred expenses and other assets	157,588	156,934
Total assets	$7,606,431	$6,660,590

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$157,387	$126,524

Debt obligations:
Unsecured senior notes	2,042,011	1,137,769
Unsecured revolving credit facilities	783,000	130,000
Secured revolving credit facilities	277,446	696,591
Secured term loans	744,750	808,000
iStar Asset Receivables secured notes	1,095,361	1,307,224
Other debt obligations	—	34,148
Total liabilities	$5,099,955	$4,240,256
Minority interest in consolidated entities	12,572	5,106
Shareholders’ equity	2,493,904	2,415,228
Total liabilities and shareholders’ equity	$7,606,431	$6,660,590

iStar Financial Inc.

Supplemental Information

(In thousands)

PERFORMANCE STATISTICS

	Three Months Ended June 30, 2004
Return on Average Book Assets
Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$98,869
Plus: Preferred dividends	10,580
Adjusted basic earnings before preferred dividends	$109,449

Adjusted basic earnings before preferred dividends - Annualized (A)	$437,796
Average total book assets (B)	$7,455,639

Return on average book assets (A) / (B)	5.9%

Return on Average Common Book Equity
Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$98,869
Adjusted basic earnings allocable to common shareholders and HPU holders - Annualized (C)	$395,476
Average total book equity	$2,489,052
Less: Average book value of preferred equity	(506,176)
Average common book equity (D)	$1,982,876

Return on average common book equity (C) / (D)	19.9%

Efficiency Ratio
General & administrative expenses	$12,511
Plus: General and administrative - stock-based compensation	568
Total corporate overhead (E)	$13,079

Total revenue (F)	$182,090

Efficiency ratio (E) / (F)	7.2%

CREDIT STATISTICS

Book Debt (A)	$4,942,568

Book Equity (B)	$2,493,904
Plus: Accumulated Depreciation and Loan Loss Reserves	253,761
	$2,747,665
Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (B)

Book Debt / Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (A)/(B)	1.8	x

Ratio of earnings to fixed charges	2.4	x

Ratio of earnings to fixed charges and preferred stock dividends	2.0	x

(1)          Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

CREDIT STATISTICS (cont.)

	Three Months Ended June 30, 2004
Interest Coverage
EBITDA (1) (C)	$159,303
GAAP interest expense (D)	$59,121

EBITDA / GAAP interest expense (C) / (D)	2.7	x

Fixed Charge Coverage
EBITDA (1) (C)	$159,303
GAAP interest expense	$59,121
Plus: Preferred dividends	10,580
Total GAAP interest expense and preferred dividends (E)	$69,701

EBITDA / GAAP interest expense and preferred dividends (C) / (E)	2.3	x

Unencumbered assets	$4,553,995

RECONCILIATION OF NET INCOME TO EBITDA

Net Income	$83,019
Add: Interest expense	59,121
Add: Depreciation and amortization	17,163
EBITDA (1)	$159,303

(1)          EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

FINANCING VOLUME SUMMARY STATISTICS

	LOAN ORIGINATIONS
Three Months Ended June 30, 2004	Fixed Rate	Floating Rate	Total/ Weighted Average	CORPORATE LEASING
Amount funded	$90,043	$524,229	$614,273	—
Weighted average GAAP yield	10.57%	6.89%	7.43%	—
Weighted average all-in spread/margin (basis points) (1)	+ 681	+ 574	—	—
Weighted average first $ loan-to-value ratio	10.3%	20.4%	18.9%	—
Weighted average last $ loan-to-value ratio	71.8%	67.1%	67.8%	—

UNFUNDED COMMITMENTS
Number of loans with unfunded commitments				27
Discretionary commitments				$265,069
Non-discretionary commitments				202,505
Total unfunded commitments				$467,574
Estimated weighted average funding period			Approximately 1.9 years

(1)          Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	Three Months Ended
	June 30, 2004		March 31, 2004
	$	%	$	%
Carrying value of loans past due 60 days or more /
As a percentage of loans and other lending investments	$27,526	0.64%	$27,526	0.68%

Reserve for loan losses /
As a percentage of loans and other lending investments	$38,436	0.90%	$36,436	0.91%
As a percentage of past due 60 days or more		140%		132%

RECONCILIATION OF DILUTED ADJUSTED EPS

GUIDANCE TO GAAP DILUTED EPS GUIDANCE (1)

Three Months Ended September 30, 2004
GAAP earnings per diluted common share guidance	$0.63 - $0.66
Add: Depreciation and amortization per diluted common share	$0.20 - $0.25
Adjusted earnings per diluted common share guidance	$0.86 - $0.88

Year Ended December 31, 2004	Before Compensation, Preferred Stock and Senior Note Redemption Charges	After Compensation, Preferred Stock and Senior Note Redemption Charges
Earnings per diluted common share guidance	$2.50 - $2.60	$1.40 - $1.50
Add: Depreciation and amortization per diluted common share	$0.80 - $0.98	$0.80 - $0.98
Adjusted earnings per diluted common share guidance	$3.40 - $3.48	$2.30 - $2.38

(1) Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations.

Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS AS OF JUNE 30, 2004 (1)

Security Type	$	%
First Mortgages (2)	$3,183	42.6%
Corporate Tenant Leases	3,173	42.5
Corporate/Partnership Loans/Other	987	13.2
Second Mortgages	124	1.7
Total	$7,467	100.0%

Collateral Type	$	%
Office (CTL)	$1,885	25.3%
Industrial/R&D	1,175	15.7
Office (Lending)	1,107	14.8
Hotel (Lending)	822	11.0
Entertainment/Leisure	731	9.8
Mixed Use/Mixed Collateral	582	7.8
Apartment/Residential	470	6.3
Hotel (Investment-Grade CTL)	270	3.6
Retail	228	3.1
Other	122	1.6
Conference Center	75	1.0
Total	$7,467	100.0%

Product Line	$	%
Corporate Tenant Leasing	$3,173	42.5%
Structured Finance	2,080	27.9
Portfolio Finance	924	12.4
Corporate Finance	787	10.5
Loan Acquisition	503	6.7
Total	$7,467	100.0%

Collateral Location	$	%
Northeast	$1,785	23.9%
West	1,767	23.7
Southeast	1,018	13.6
Mid Atlantic	799	10.7
South	677	9.1
Central	666	8.9
North Central	261	3.5
Various	199	2.7
Northwest	184	2.5
Southwest	111	1.4
Total	$7,467	100.0%

(1)          Figures presented prior to loan loss reserves, accumulated depreciation and impact of statement of Financial Accounting Standards No. 141 (“SFAS No. 141”) “Business Combinations”.

(2)          Includes $644 million of junior participation interests in first mortgages.

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